Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.4
COLLABORATION AGREEMENT
This COLLABORATION AGREEMENT (“Agreement”) is made as of July 9, 2019 (the “Effective Date”), by and between Evelo Biosciences, Inc., a Delaware corporation, with principal offices at 620 Memorial Drive, 5th Floor, Cambridge, MA 02139, USA (“Evelo”), and Sacco S.r.l., with a registered office at Via A. Manzoni 29/A, 22071 Cadorago (CO), Italy (“Sacco”). Evelo and Sacco shall be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Evelo is in the field of researching and developing microbial products for treatment of disease;
WHEREAS, Sacco and certain of its Affiliates are experts in the development, manufacture and sale of food and pharmaceutical grade microbial strains;
WHEREAS, certain know-how owned by Evelo will be disclosed to and transferred by Evelo to Sacco and certain of its Affiliates relating to the manufacture of single strain, non-genetically modified microbes for use in pharmaceutical products for oral delivery or oral use (“Evelo Know-How”);
WHEREAS, the Parties acknowledge that potential collaboration between Sacco or any of its Affiliates, on the one hand, and any Third Parties, on the other hand, with respect to the manufacture of certain single strain, non-genetically modified microbes for use in pharmaceutical products for oral delivery necessarily would risk disclosure of the Evelo Know-How transferred to Sacco and its Affiliates;
WHEREAS, Evelo desires that Sacco and its Affiliates manufacture and supply Pharmaceutical Products (as defined herein) on an exclusive basis for or on behalf of Evelo and its Affiliates as set forth herein, and Sacco agrees to grant Evelo such exclusivity on behalf of itself and its Affiliates.
NOW, THEREFORE, in consideration of the promises and undertakings set forth herein, the Parties agree as follows:
1.Definitions. The following capitalized terms shall have the meanings set forth below when used in this Agreement:
1.1    “Affiliate” means, with respect to a Party, as of any point in time and for so long as such relationship continues to exist, any other Person that controls, is controlled by or is under common control with such Party. A Person will be regarded as in control of another Person if it (a) owns or controls, directly or indirectly, more than fifty percent (50%) of the equity securities of the subject Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority), or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any such Person (whether through ownership of securities or other ownership interests, by contract or otherwise). Notwithstanding anything to the contrary set forth herein, for purposes of this Agreement, (y) CSL is, and shall remain, an Affiliate of Sacco, and (z) Flagship Pioneering, Inc. and its subsidiaries shall not be deemed Affiliates of Evelo.
1.2    “Annual Exclusivity Fee” has the meaning set forth in Section 2.3.
1.3    “Audit” has the meaning set forth in Section 2.4.
1.4    “Business Day” means a day (other than a Saturday, Sunday or national public holiday in either the USA or Italy).

1.5    “CSL” means Centro Sperimentale del Latte S.r.l., with a registered office at 26839 Zelo Buon Persico (LO), Italy.
1.6    “Contract Year” means each twelve (12) month period commencing on the Effective Date or any anniversary thereof, and ending on the day immediately prior to the next anniversary of the Effective Date.
1.7    “Cut-Off Date” means June 1, 2019.
1.8    “Defaulting Party” has the meaning set forth in Section 5.2.1.
1.9    “Effective Date” has the meaning set forth in the Preamble.
1.10    “Evelo Know-How” has the meaning set forth in the Recitals.
1.11    “Existing Customer” means any customer (a) with whom Sacco and/or its Affiliates has entered into a written, signed agreement that (i) was in full force and effect prior to the Cut-Off Date and continues to be in full for and effect as of the Effective Date and (ii) obligates Sacco and/or its Affiliates to perform manufacturing process development services for, Manufacturing and/or supply of a Product and (b) to whom Sacco and/or its Affiliates has issued an invoice prior to the Cut-Off Date for the performance of manufacturing process development services for, Manufacturing and/or supply of a Product by Sacco and/or its Affiliates.
1.12    “Existing Sacco Agreements” means (a) the Assignment Agreement between Evelo, Sacco and CSL, dated August 2, 2017; (b) the Option Agreement between Evelo and Sacco, dated April 10, 2018; (c) the Agreement between Evelo and CSL, dated May 12, 2017; (d) the Master Services Agreement between Evelo and CSL, dated August 2, 2017; and (e) the Option Agreement, dated as of July 9, 2019, between Evelo and CSL.
1.13    “Exclusivity Period” has the meaning set forth in Section 2.1.
1.14    “Genus” means a collection of species with narrow 16S r-RNA similarity coefficients in accordance with the International Code of Nomenclature of Prokaryotes.
1.15    "Government Authority" means any court, agency, department, authority or other instrumentality of any federal, national, multinational, state, provincial, county, city or other political subdivision, including any regulatory authority such as the U.S. Food and Drug Administration (FDA).
1.16    “ICC Rules” has the meaning set forth in Section 6.12.
1.17    “Manufacture” or “Manufactured” or “Manufacturing” means activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control testing and quality assurance release, shipping or storage of a product or any component of or input to a product.
1.18    "New Genus” has the meaning set forth in Section 2.2(b).
1.19    "New Genus Agreement” has the meaning set forth in Section 2.2(b).
1.20    “Non-Defaulting Party” has the meaning set forth in Section 5.2.1.
1.21     “Non-Genetically Modified Microbe” means a naturally-occurring Strain that has not been engineered for any purpose.

1.22    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government or other Government Authority.
1.23    “Pharmaceutical Product” means any Product that (a) is intended for the treatment, diagnosis or prevention of any human disease or condition in any field and (b) is or will be regulated as a drug product or medicinal product by the FDA in the U.S. or the applicable Governmental Authority outside of the U.S.
1.24    “Pre-Existing Product” means any Product that Sacco and/or its Affiliates was performing manufacturing process development services for, Manufacturing, and/or supplying to an Existing Customer prior to the Cut-Off Date.
1.25    “Product” means any compound or product that is comprised of or contains a single Non-Genetically Modified Microbe Strain that is intended for oral delivery or oral use.
1.26     “Regulatory Approval” means, with respect to a country in the Territory, all technical, medical, scientific licenses, registrations and approvals of the applicable Government Authority in such country necessary for the commercial marketing and sale of a product in such country.
1.27    “Sacco” has the meaning set forth in the Preamble.
1.28    “Strain” means a single microbial or bacterial isolation in pure culture and any descendants and modified or unmodified derivates of a single isolation in pure culture in accordance with the International Code of Nomenclature of Prokaryotes.
1.29    “Territory” means worldwide.
1.30    “Third Party” means any entity other than Evelo or Sacco or any Affiliate of either of them.
1.31    “U.S.” means the United States of America and its territories and possessions.
2.    Grant of Exclusivity.
2.1    Grant of Exclusivity. For a period commencing on the Effective Date and continuing until the fifth anniversary of the Effective Date (the “Exclusivity Period”), Sacco hereby agrees that it and its Affiliates, shall perform manufacturing process development services for, Manufacture and supply Pharmaceutical Products on an exclusive basis for or on behalf of Evelo and its Affiliates in the Territory. Sacco and its Affiliates shall not conduct any manufacturing process development, Manufacturing or supply activities with respect to any Pharmaceutical Product on behalf of Sacco or its Affiliate or any Third Party, or assist or facilitate any Third Party to conduct manufacturing process development, Manufacturing or supply activities with respect to any Pharmaceutical Product, in any field and anywhere in the Territory.
2.2    Exclusivity Carveout. Notwithstanding anything to the contrary set forth in Section 2.1, Sacco and its Affiliates may:

(a)
continue to perform manufacturing process development services, Manufacture and supply any Pre-Existing Product (whether currently or in the future a Pharmaceutical Product) for the applicable Existing Customer. For clarity, Sacco and its Affiliates may perform manufacturing process development services for, Manufacture or supply a Pharmaceutical Product that is a Pre-Existing Product, but only for the applicable Existing Customer to whom Sacco and/or its Affiliates was actually performing such manufacturing process development services, Manufacturing or supplying the Pre-Existing Product as of the Cut-Off Date.

(b)
perform manufacturing process development services for new customers, except that Sacco and its Affiliates may not perform manufacturing process development services with respect to, or otherwise work on, any strain in the [***] or [***] Genus other than on behalf of Evelo or any of its Affiliates. Notwithstanding anything to the contrary set forth in this Section 2.2(b), if after the Effective Date, Evelo or its Affiliate, on the one hand, and Sacco or its Affiliate, on the other hand, enter into a written agreement (a “New Genus Agreement”) pursuant to which Sacco or its Affiliate will begin work on a strain in any additional Genus (the “New Genus”), then after the effective date of such New Genus Agreement, Sacco may not perform any manufacturing process development services with respect to, or otherwise work on, any strain in such New Genus, except on behalf of (i) Evelo or any of its Affiliates or (ii) any existing customers for which Sacco had worked within such New Genus prior to the effective date of the applicable New Genus Agreement.

2.3     Exclusivity Fee. In consideration of the grant of the exclusivity by Sacco and its Affiliates to Evelo during the Exclusivity Period under Section 2.1, Evelo shall pay to Sacco six-hundred thousand (600,000) Euros (the “Annual Exclusivity Fee”) for each Contract Year during the Exclusivity Period within twenty (20) Business Days after the Effective Date, with respect to the first payment of the Annual Exclusivity Fee, and each anniversary of the Effective Date thereafter, with respect to each subsequent payment of the Annual Exclusivity Fee. For clarity, the maximum amount that Evelo shall pay to Sacco in Annual Exclusivity Fees hereunder shall be three million (3,000,000) Euros, for a maximum period of five (5) Contract Years.
2.4    Access and Audit. Sacco and its Affiliates will give Evelo’s representative reasonable access at reasonable times to its facilities to verify that Sacco and its Affiliates are not performing manufacturing process development services, Manufacturing or supplying any Pharmaceutical Products to any Third Party other than the Pre-Existing Products to the applicable Existing Customers or as specifically permitted under Section 2.2(b). Upon not less than thirty (30) days’ prior written notice, Sacco shall, and shall require its Affiliates to, permit an independent Third Party representative selected by Evelo, to access and inspect the facilities of Sacco or any of its Affiliates or any of Sacco’s or its Affiliates’ records, at reasonable times for the sole purpose of verifying compliance with the exclusivity provisions set forth in this Section 2 (an “Audit”). Such Audit shall be performed not more frequently than once in any twelve (12)-month period without cause, or at any time with cause. Such Audit shall be conducted under appropriate confidentiality provisions no less restrictive than those set forth herein. Upon completion of the Audit, the independent Third Party shall notify Evelo in writing only whether Sacco and each of its Affiliates are in compliance or not in compliance with the exclusivity provisions set forth in this Section 2, and shall not share any underlying records of Sacco or its Affiliates with Evelo.
3.    Representations and Warranties.
3.1    By Sacco. Sacco represents and warrants that:

(a)	Sacco has full right, power and authority to enter into and perform this Agreement without the consent of any Third Party;

(b)
this Agreement does not conflict with (i) any contract or other agreement to which Sacco or any of its Affiliates are a party or (ii) any rights granted by Sacco or any of its Affiliates to any Third Party; and

3.2    By Evelo. Evelo represents and warrants that:

(a)	Evelo has full right, power and authority to enter into and perform this Agreement without the consent of any Third Party; and

(b)
this Agreement does not conflict with (i) any contract or other agreement to which Evelo or any of its Affiliates are a party or (ii) any rights granted by Evelo or any of its Affiliates to any Third Party.

3.3    Disclaimer of All Other Warranties. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT FOR THE EXPRESS WARRANTIES IN THIS SECTION 3, NEITHER PARTY MAKES OR GIVES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED (WHETHER BY STATUTE, CUSTOM, COURSE OF DEALING OR OTHERWISE) AND EACH PARTY HEREBY DISCLAIMS ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT AND TITLE.
4.    Liability.
4.1    No Waiver for Fraud. Neither Party limits or excludes its liability in respect of fraud or fraudulent misrepresentation, including Evelo’s right to seek any indirect, incidental, special, consequential or punitive damages (including but not limited to lost profits).
5.    Expiration and Termination.
5.1    Term. This Agreement shall commence on the Effective Date and shall continue until the expiration of the Exclusivity Period, unless terminated early in accordance with Section 5.2 or upon the mutual written agreement of the Parties.
5.2    Termination.
5.2.1    Termination for Default. Either Party (“Non-Defaulting Party”) may terminate this Agreement on written notice to the other Party (“Defaulting Party”) if

(a)	the Defaulting Party fails to pay any undisputed amount payable under this Agreement within twenty (20) Business Days after the due date;

(b)
the Defaulting Party commits a material breach of its obligations under this Agreement and fails to remedy it during a period of twenty (20) Business Days starting on the date of receipt of notice from the Non-Defaulting Party identifying the breach and requiring it to be remedied;

(c)
a petition is filed against the Defaulting Party or, in the case of Sacco, including any of its Affiliates, for an involuntary proceeding under any applicable bankruptcy or other similar law and that petition has not been dismissed within sixty (60) days after filing or a court having jurisdiction has appointed a receiver, liquidator, trustee or similar official of the Defaulting Party or, in the case of Sacco, including any of its Affiliates, for any substantial portion of its property, or ordered the winding up or liquidation of its affairs; or

(d)
the Defaulting Party or, in the case of Sacco, including any of its Affiliates, commences a voluntary proceeding under applicable bankruptcy or other similar law, has made any general assignment for the benefit of creditors, or has failed generally to pay its debts as they become due.

5.2.2     Termination by Evelo. Evelo may terminate this Agreement on written notice to Sacco if an independent Third Party representative concludes after the conduct of an Audit pursuant to Section 2.4 that Sacco and/or any of its Affiliates are not in compliance with the exclusivity provisions of Section 2.
5.2.3     Termination by Sacco. Sacco may terminate this Agreement on written notice to Evelo if Sacco or any of its Affiliates have not performed any services for, Manufactured or supplied any products to Evelo under a service or supply agreement for a period of six (6) consecutive months and there are no services scheduled to be performed or products scheduled to be supplied within the next six (6) consecutive months period.
5.3    Certain Effects of Termination. In the event that Evelo terminates this Agreement pursuant to Section 5.2.1(b), 5.2.1(c) or Section 5.2.1(d) or Section 5.2.2, Sacco shall promptly reimburse Evelo the Annual Exclusivity Fees in respect of the applicable Contract Year paid by Evelo under Section 2.1 within twenty (20) Business Days after the date of termination of this Agreement. Notwithstanding anything to the contrary set forth herein, Sacco’s reimbursement of the Annual Exclusivity Fees under this Section 5.3 in the event of Evelo’s termination of this Agreement pursuant to Section 5.2.1(b) shall not constitute Evelo’s sole remedy in the event of Sacco’s material breach of this Agreement, and Evelo shall have the right to seek other remedies, including the right to seek any indirect, incidental, special, consequential or punitive damages (including but not limited to lost profits).
6.    Miscellaneous.
6.1    Independent Contractor. This Agreement does not create an employment relationship, partnership or joint venture between Sacco and Evelo. Neither Evelo nor Sacco will in any way represent itself to be a partner or joint venturer of the other Party. Neither Evelo nor Sacco will have the authority to bind or act on behalf of the other Party.
6.2    Use of Names. Neither Party has the right to use the other Party’s name or the names of the other Party’s employees in any advertising, sales promotional material or press release without the prior written permission of the other Party, except to the extent such disclosure is reasonably necessary for regulatory filings, prosecuting or defending litigation, and complying with applicable governmental regulations and legal requirements and the requirements of any stock exchange or stock listing entity.
6.3    Notices. All notices required or permitted under this Agreement shall be in writing, properly addressed and shall be deemed to have been duly given or received upon the earlier of (a) actual receipt, (b) the date of confirmed delivery according to the records of the postal service if sent by registered or certified airmail, return receipt requested, (c) the date of confirmed delivery according to the records of a commercially recognized international air express courier with tracking capabilities or (d) the date of confirmed transmission if sent by email with confirmation of delivery.
If to Evelo:
Evelo Biosciences, Inc.
620 Memorial Drive, 5th Floor
Cambridge, MA 02139 USA
Attention: Head of Process Development and Manufacturing
Email: [***]
With a copy to:
Evelo Biosciences, Inc.
620 Memorial Drive, 5th Floor
Cambridge, MA 02139 USA

Attention: General Counsel
Email: [***]

If to Sacco:
Sacco S.r.L.
Via A. Manzoni 29/A 22071
Cadorago (CO)
Italy
Attention: Marco Caspani
Email: [***]

6.4    Assignment. This Agreement may not be assigned or transferred, in whole or in part, by either Party, including under operation of law, without the prior written consent of the other Party; except, that Evelo may transfer or assign this Agreement, in whole or in part, without the prior written consent of Sacco, to an Affiliate or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this Agreement relates, provided that all obligations of Evelo are assumed by the assignee.
6.5    Entire Agreement. This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof, and supersedes all previous written or oral representations, agreements and understandings between Evelo and Sacco with regard to such subject matter, provided, however, that the Existing Sacco Agreements shall remain in effect in accordance with their terms, except that, the provisions of Section 2 of this Agreement shall control over any inconsistent provisions of any Existing Sacco Agreement.
6.6    No Modification. This Agreement may be changed only by a writing signed by an authorized representative of each Party.
6.7    Waiver. No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement. Any such waiver must be evidenced by an instrument in writing executed by an officer authorized to execute waivers.
6.8    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Any provision declared invalid or unenforceable by a court of competent jurisdiction shall be deleted, and the remaining terms and conditions of this Agreement shall remain in full force and effect. The Parties shall consult with each other and use their reasonable best efforts to agree upon a valid and enforceable provision that shall be a reasonable substitute for any such deleted provision in light of the intent of this Agreement.
6.9    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures to this Agreement may be delivered by facsimile or other means of electronic replication and transmission (i.e., PDF delivery by e-mail).
6.10    Rules of Construction. The headings, section numbers and section names of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Except where the context expressly requires otherwise, (a) the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” “including” or “e.g.” will be deemed to be followed by the phrase “without limitation,” (c) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (d) any reference herein to any Person will be construed to include the Person’s successors and assigns, (e) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (f) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (g) the word “notice” will mean notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, and (h) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”
6.11    Survival. Except as otherwise expressly set forth herein, the following provisions will survive expiration or termination of this Agreement pursuant to their terms, together with any other provisions necessary for their construction and enforcement: Sections 1, 2.4, 3.3, 4.1, 5.3 and 6.
6.12    Governing Law; Arbitration. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the laws of England and Wales, without regard to its rules for the conflict of laws. Any disputes, controversy, or claim arising from or in connection with this Agreement, including any questions regarding its validity, construction, existence or termination, shall be referred to and finally settled by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) in force when the notice of arbitration is submitted. The seat of arbitration shall be London, England, and the arbitration proceedings shall be conducted in English. The number of arbitrators shall be three (3), with each Party nominating one (1) arbitrator and the two (2) party-nominated arbitrators nominating the third arbitrator. The Emergency Arbitrator Provisions shall not apply.
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The Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

EVELO BIOSCIENCES, INC. By: _/s/ Balkrishan ‘Simba” Gill__ Name: Balkrishan “Simba” Gill Title: President & CEO Date: July 9, 2019	SACCO S.R.L. By: _/s/ Martino Verga_______ Name: Martino Verga Title: Administrator Date: 09-07-2019